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                                  Exhibit 99(a)

Press Release

Contact:     J. Keith Davidson
             Chief Financial Officer
             1220 North Main
             Sikeston, MO  63801
             (573) 472-8200

FOR IMMEDIATE RELEASE
- ---------------------

         SIKESTON, MISSOURI, May 15, 1996 -- Galaxy Cablevision, L.P. announced today that Charter Wireless Cable Holdings, L.L.C. ("Charter Holdings") had sold approximately 1,369,809 shares of common stock of Heartland Wireless Communications, Inc. (Nasdaq Nation Market symbol "HART") for a net price of approximately $28.00 per share. Galaxy Cablevision, L.P. holds a limited partnership interest in Charter Holdings. Galaxy Cablevision, L.P. received a distribution of approximately $5.5 million from Charter Holdings in respect of such sale. In February, 1996, Charter Holdings made an initial sale of approximately 150,000 shares of Heartland stock and distributed approximately $538,000 to Galaxy Cablevision, L.P.

         Galaxy Cablevision, L.P. plans to make a distribution of $3.00 per Unit to its Unitholders. Galaxy has set the close of business on Friday, May 31, 1996, as the record date for determining the Unitholders eligible for such distribution. Each Unitholder will receive $3.00 per Unit held. Distributions will be paid on Monday, June 10, 1996.

         The Charter Holdings investment constituted one of Galaxy's final material assets. Accordingly, Galaxy also today announced the timing of its final liquidation and dissolution pursuant to its previously-announced plan of liquidation. Because the June 10 distribution to Unitholders will constitute a distribution of a substantial amount of all of Galaxy's remaining assets, Galaxy has been advised by the American Stock Exchange that Monday, June 10, 1996 will be the last day of trading of the Partnership's Units on the American Stock Exchange. Galaxy intends to close its transfer books as of the close of business on June 10, 1996, though its transfer agent will accommodate trades in the Partnership Units made through June 10.

         Under Galaxy's Partnership Agreement, Galaxy's taxable gain or loss recognized in a year from the sale of assets (as well as income or loss from operations) is allocated to a Unitholder based on the number of months during the year that such Unitholder held such Units. In making this allocation, it does not matter whether such Units were acquired before or after the date of the sale of such shares of Heartland Wireless common stock. Management estimates that the taxable gain from the sale of the Heartland Wireless common stock recognized by Galaxy Unitholders will be approximately $1.45 per Unit. Accordingly, Unitholders will be allocated from such transaction approximately $.12 to $.15 per Unit for each month during 1996 that he or she holds such Units. For purposes of determining the number of months a Unit is held by a Unitholder, Galaxy treats all Unitholders that own a Unit on the first day of the month as Unitholders for the entire month.

         Due to the complexity and materiality of tax matters relating to the Partnership, Unitholders and prospective investors are encouraged to consult with their personal tax advisors prior to the sale or purchase of Units.

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         As previously announced, Galaxy is now engaged in the process of liquidation. Following the June 10, 1996 distribution, Galaxy's remaining assets will consist of approximately $1 million in cash, a note receivable in the face amount of $1,500,000 from Harron Cablevision of Texas, Inc., a privately-held company, due in July 1996, plus approximately $700,000 in accrued interest on such note (the "Harron Note"). Management does not currently have any reason to believe that the Harron Note will not be paid in full on its due date. Known liabilities remaining after the June 10 distribution include approximately $150,000 to $300,000 in expenses related to administration and the liquidation and winding up of the Partnership, and the amount, if any, which may be claimed under the indemnification provisions of an asset sale agreement the Partnership entered into with Time Warner, discussed below.

         In connection with the sale of television system assets in Texas (the "Austin Systems"), the Partnership agreed to indemnify Time Warner, the purchaser of the Austin Systems, for certain claims, losses, costs and expenses incurred by Time Warner as a result of any breach by Galaxy of any representation, warranty, agreement or covenant of Galaxy contained in the asset sale agreement. The Partnership's maximum liability for such breach is $1,200,000. The representations and warranties survive until June 7, 1996, and any claim for indemnification must be made by September 5, 1996. No claim can be made until the total of all such claims exceeds $25,000. No claim has been received by the Partnership and the Managing General Partner believes that the likelihood of such a claim decreases with the passage of time.

         As soon as practicable after September 5, 1996, assuming full payment of the Harron Note and no indemnification claims by Time Warner, the Partnership intends to make a final distribution to the Unitholders. Subsequent to this distribution, the Partnership plans to finalize its liquidation and dissolve prior to December 31, 1996. Within 45 to 90 days following the final liquidation of the Partnership, final K-1 tax returns will be prepared and delivered to the Unitholders.

                         GALAXY CABLEVISION, L.P. (GTV)
                       STATEMENT OF CHANGES IN NET ASSETS
                            IN PROCESS OF LIQUIDATION

                                                     For the         For the
                                                    3 Months        3 Months
                                                 Ended 03/31/96  Ended 03/31/95
                                                 --------------  --------------

Net Assets in Process of Liquidation as
  of Beginning of Period                           $7,217,884      $8,338,425

Increase in Value of Investment in Affiliate        2,238,200               0
Revenues in Excess of Expenses from Operations              0         (53,417)
Reduction in Reserve for Estimated Costs
  During Period of Liquidation                              0          53,417
                                                 --------------  --------------

Net Assets in Process of Liquidation               $9,456,084      $8,338,425
                                                 ==============  ==============

                                   * * * * * *


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         Galaxy previously was engaged in the business of acquiring, owning, operating and selling rural cable television systems.

         Galaxy's Units are traded publicly on the American Stock Exchange under the symbol GTV.